FUND ACCOUNTING SERVICING AGREEMENT

            THIS AGREEMENT is made and entered into as of the last day written on the signature page by and between NICHOLAS FUND, INC., NICHOLAS LIMITED EDITION, INC., NICHOLAS EQUITY INCOME FUND, INC., and NICHOLAS II, INC. (each a  “Fund”, collectively the “FUNDS”) and U.S. BANCORP FUND SERVICES, LLC d/b/a U.S. BANK GLOBAL FUND SERVICES, a Wisconsin limited liability company (“USBGFS”).

            WHEREAS, the Funds are registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company, and is authorized to issue shares of the Funds; and

            WHEREAS, USBGFS is, among other things, in the business of providing mutual fund accounting services to investment companies; and

            WHEREAS, the Funds desire to retain USBGFS to provide accounting services to each Fund listed on Exhibit A hereto (as amended from time to time)

            NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.               Appointment of USBGFS as Fund Accountant

The Funds hereby appoint USBGFS as fund accountant of each Fund on the terms and conditions set forth in this Agreement, and USBGFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement.  The services and duties of USBGFS shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against USBGFS hereunder.

2.               Services and Duties of USBGFS

USBGFS shall provide the following accounting services to each Fund, as applicable:

A.    Portfolio Accounting Services:

(1)             Maintain portfolio records on a trade date+1 basis using security trade information communicated from the Fund’s investment adviser.

(2)             For each valuation date, obtain prices from a pricing source approved by the board of directors of the Fund (the “Board of Directors”) and apply those prices to the portfolio positions.  For those securities where market quotations are not readily available, the Board of Directors shall approve, in good faith, procedures for determining the fair value for such securities.

(3)             Identify interest and dividend accrual balances as of each valuation date and calculate gross earnings on investments for each accounting period.

(4)             Determine gain/loss on security sales and identify them as short-term or long-term; account for periodic distributions of gains or losses to shareholders and maintain undistributed gain or loss balances as of each valuation date.

(5)             On a daily basis, reconcile cash of the Fund with the Fund’s custodian and/or prime brokerage account(s).

(6)             Review the impact of current day’s activity on a per share basis, and review changes in market value.

B.    Expense Accrual and Payment Services:

(1)             For each valuation date, monitor the expense accrual amounts as directed by the Fund as to methodology, rate or dollar amount.

(2)             Process and record payments for Fund expenses.

(3)             Account for Fund expenditures and maintain expense accrual balances at the level of accounting detail, as agreed upon by USBGFS and the Fund.

(4)             Provide expense accrual and payment reporting.

C.    Fund Valuation and Financial Reporting Services:

(1)             Account for Fund share purchases, sales, exchanges, transfers, dividend reinvestments, and other Fund share activity as reported by the Fund’s transfer agent on a timely basis.

(2)             Determine net investment income (earnings) for the Fund as of each valuation date.  Account for periodic distributions of earnings to shareholders and maintain undistributed net investment income balances as of each valuation date.

(3)              Maintain a general ledger and other accounts, books, and financial records for the Fund.

(4)             Determine the net asset value of the Fund according to the accounting policies and procedures set forth in the Fund's current prospectus.

(5)             Calculate per share net asset value, per share net earnings, and other per share amounts reflective of Fund operations at such time as required by the nature and characteristics of the Fund.

(6)             Prepare monthly reconciliations of sub-ledger reports to month-end ledger balances.

D.    Tax Accounting Services:

(1)             Maintain accounting records for the investment portfolio of the Fund to support the tax reporting required for “regulated investment companies” under the Internal Revenue Code of 1986, as amended (the “Code”).

(2)              Maintain tax lot detail for the Fund’s investment portfolio.

(3)             Calculate taxable gain/loss on security sales using the tax lot relief method designated by the Fund.

E.     Compliance Control Services:

(1)              Support reporting to regulatory bodies and financial statement preparation by making the Fund's accounting records available to the Fund, the Securities and Exchange Commission (the “SEC”), and the independent accountants.

(2)              Maintain accounting records for the Fund as required by the 1940 Act and regulations provided thereunder.

(3)              Perform its duties hereunder in compliance with all applicable laws and regulations and provide any sub-certifications reasonably requested by the Fund in connection with any certification required of the Fund pursuant to the Sarbanes-Oxley Act of 2002 (the “SOX Act”) or any rules or regulations promulgated by the SEC thereunder, provided the same shall not be deemed to change USBGFS’ standard of care as set forth herein.

(4)              In order to assist the Fund in satisfying the requirements of Rule 38a-1 under the 1940 Act (the “Rule”), USBGFS will provide the Fund’s Chief Compliance Officer with reasonable access to USBGFS’ fund records relating the services provided by it under this Agreement, and will provide quarterly compliance reports and related certifications regarding any Material Compliance Matter (as defined in the Rule) involving USBGFS that affect or could affect the Fund.

(5)              Cooperate with the Fund’s independent accountants and take all reasonable action in the performance of its obligations under this Agreement to ensure that the necessary information is made available to such accountants for the expression of their opinion on the Fund’s financial statements without any qualification as to the scope of their examination.

3.               License of Data; Warranty; Termination of Rights

A.               The valuation information and evaluations being provided to the Fund by USBGFS pursuant hereto (collectively, the “Data”) are being licensed, not sold, to the Funds. Each Fund has a limited license to use the Data only for purposes necessary to valuing such Fund’s assets and reporting to regulatory bodies (the “License”).  Each Fund does not have any license nor right to use the Data for purposes beyond the intentions of this Agreement including, but not limited to, resale to other users or use to create any type of historical database.  The License is non-transferable and not sub-licensable.  Each Fund’s right to use the Data cannot be passed to or shared with any other entity.  Each Fund agrees that the provisions of Exhibit C shall apply with respect to the use of the Data.

The Fund acknowledges the proprietary rights that USBGFS and its suppliers have in the Data.

B.               THE FUND HEREBY ACCEPTS THE DATA AS IS, WHERE IS, WITH NO WARRANTIES, EXPRESS OR IMPLIED, AS TO MERCHANTABILITY OR FITNESS FOR ANY PURPOSE OR ANY OTHER MATTER.

C.              USBGFS may stop supplying some or all Data to the Fund if USBGFS’ suppliers terminate any agreement to provide Data to USBGFS, although the parties agree to discuss and implement reasonable alternatives if USBGFS’ failure to provide such Data would materially alter the services provided by USBGFS under this Agreement.  If USBGFS and the Funds are unable to come to an agreement on alternative Data in such instances, each Fund may terminate this agreement with respect to the applicable Fund(s) immediately upon written notice to USBGFS.  Also, USBGFS may stop supplying some or all Data to the Fund if USBGFS reasonably believes that the Fund is using the Data in violation of the License, or breaching its duties of confidentiality provided for hereunder, or if any of USBGFS’ suppliers demand that the Data be withheld from the Fund.  USBGFS will provide notice to the Fund of any termination of provision of Data as soon as reasonably possible.

4.               Pricing of Securities

A.               For each valuation date, USBGFS shall obtain prices from a pricing source approved by the Board of Directors and apply those prices to the portfolio positions of the Fund.  For those securities where market quotations are not readily available, the Board of Directors shall approve, in good faith, procedures for determining the fair value for such securities.

If the Fund desires to provide a price that varies from the price provided by the pricing source, the Fund shall promptly notify and supply USBGFS with the price of any such security on each valuation date.  All pricing changes made by the Fund will be in writing and must specifically identify the securities to be changed by CUSIP, name of security, new price or rate to be applied, and, if applicable, the time period for which the new price(s) is/are effective.

B.              In the event that the Fund at any time receives Data containing evaluations, rather than market quotations, for certain securities or certain other data related to such securities, the following provisions will apply:  (i) evaluated securities are typically complicated financial instruments.  There are many methodologies (including computer-based analytical modeling and individual security evaluations) available to generate approximations of the market value of such securities, and there is significant professional disagreement about which method is best.  No evaluation method, including those used by USBGFS and its suppliers, may consistently generate approximations that correspond to actual “traded” prices of the securities; (ii) methodologies used to provide the pricing portion of certain Data may rely on evaluations; however, the Fund acknowledges that there may be errors or defects in the software, databases, or methodologies generating the evaluations that may cause resultant evaluations to be inappropriate for use in certain applications; and (iii) the Fund assumes all responsibility for edit checking, external verification of evaluations, and ultimately the appropriateness of using Data containing evaluations, regardless of any efforts made by USBGFS and its suppliers in this respect.

C.               USBGFS shall not have any obligation to verify the accuracy or appropriateness of any prices, evaluations, market quotations, or other data or pricing related inputs received from the Fund, any of their affiliates, or any third party source engaged by the Fund or its affiliates.  Notwithstanding anything else in this Agreement to the contrary, USBGFS and its affiliates shall not be responsible or liable for any mistakes, errors, or mispricing, or any losses related thereto, resulting from any inaccurate, inappropriate, or fraudulent prices, evaluations, market quotations, or other data or pricing related inputs received from any Fund, any of their affiliates, or any third party source engaged by a Fund or its affiliates.

5.               Changes in Accounting Procedures

Any resolution passed by the Board of Directors that affects accounting practices and procedures under this Agreement shall be effective upon written notice to USBGFS.

6.               Changes in Equipment, Systems, Etc.

USBGFS reserves the right to make changes from time to time, as it deems advisable, relating to its systems, programs, rules, operating schedules and equipment, so long as such changes do not adversely affect the services provided to the Fund under this Agreement.

7.               Compensation

USBGFS shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit B hereto (as amended from time to time).  USBGFS shall also be reimbursed for such miscellaneous expenses (set forth in Exhibit B hereto as are reasonably incurred by USBGFS in performing its duties hereunder.  The Fund shall pay all such fees and reimbursable expenses within 30 calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute.  The Fund shall notify USBGFS in writing within 30 calendar days following receipt of each invoice if the Fund is disputing any amounts in good faith.  The Fund shall pay such disputed amounts within 10 calendar days of the day on which the parties agree to the amount to be paid.  With the exception of any fee or expense the Fund is disputing in good faith as set forth above, unpaid invoices shall accrue a finance charge of 1½% per month after the due date.  Notwithstanding anything to the contrary, amounts owed by the Fund to USBGFS shall only be paid out of the assets and property of the particular Fund involved.

8.               Representations and Warranties

A.              The Fund hereby represents and warrants to USBGFS, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)       It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)       This Agreement has been duly authorized, executed and delivered by the Fund in accordance with all requisite action and constitutes a valid and legally binding obligation of the Fund, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(3)       It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its articles, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement;

(4)       A registration statement under the 1940 Act and, if applicable, the Securities Act of 1933, as amended, will be made effective prior to the effective date of this Agreement and will remain effective during the term of this Agreement, and appropriate state securities law filings will be made prior to the effective date of this Agreement and will continue to be made during the term of this Agreement as necessary to enable the Fund to make a continuous public offering of its shares; and

(5)       All records of the Fund provided to USBGFS by the Fund or by a prior service provider of the Fund are materially accurate and materially complete and USBGFS is entitled to rely on all such records in the form provided.

B.              USBGFS hereby represents and warrants to the Fund, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)       It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)       This Agreement has been duly authorized, executed and delivered by USBGFS in accordance with all requisite action and constitutes a valid and legally binding obligation of USBGFS, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(3)       It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

(4)       The accounting services described in Section 1 of this Agreement shall be performed by USBGFS in a professional and timely manner and in conformity with reasonably accepted industry standards for such services.  It has all of the necessary facilities, equipment and personnel to perform the duties and obligations under this Agreement.

(5)       To the best of its knowledge, no legal or administrative proceedings have been instituted or threatened which would impair USBGFS’ ability to perform its duties and obligations under this Agreement.

(6)       Its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of USBGFS, or any law or regulation applicable to it.

9.               Standard of Care; Indemnification; Limitation of Liability

A.              USBGFS shall exercise reasonable care, in the performance of its duties under this Agreement.   Neither USBGFS nor any of its affiliates shall be liable for any error of judgment; mistake of law; fraud or misconduct by any Fund, the adviser             or any other service provider to a Fund, or any employee of the foregoing; or for any loss suffered by the Fund, a Fund, or any third party in connection with USBGFS’ duties under this Agreement, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond USBGFS’ reasonable control, except a loss arising out of or relating to USBGFS’ material breach of, or refusal or failure to comply with, the terms of this Agreement (other than where such compliance would violate applicable law) or from its bad faith, negligence, fraud, or willful misconduct, in the performance of its duties under this Agreement.  Notwithstanding any other provision of this Agreement, if USBGFS has exercised reasonable care in the performance of its duties under this Agreement, the applicable Fund, severally and not jointly, shall indemnify and hold harmless USBGFS and its affiliates from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that USBGFS or its affiliates and suppliers may sustain or incur or that may be asserted against USBGFS or its affiliates and suppliers by any person arising out of or related to (X) any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards or (ii) in reasonable reliance upon any written instruction provided to USBGFS by any duly authorized officer of the Fund, as applicable (as approved by such applicable Board of Directors), or (Y) the Data, or any information, service, report, analysis or publication derived therefrom, except in each case for any and all actual claims, demands, losses, expenses, and liabilities arising out of or relating to USBGFS’ material breach of, or refusal or failure to comply with, the terms of this Agreement (other than where such compliance would violate applicable law) or from its bad faith, negligence or willful misconduct in the performance of its duties under this Agreement.  This indemnity shall be a continuing obligation of the applicable Fund, its successors and assigns, notwithstanding the termination of this Agreement provided that a Fund’s continuing obligation to indemnify USBGFS after the termination of this Agreement shall relate solely to those actual claims, demands, losses, expenses and liabilities of any and every nature (including reasonable attorneys’ fees) sustained in connection with USBGFS’ provision of services to that Fund pursuant to this Agreement.  As used in this paragraph, the term “USBGFS” shall include USBGFS’ directors, officers and employees.

The Funds acknowledge that the Data is intended for use as an aid to institutional investors, registered brokers or professionals of similar sophistication in making informed judgments concerning securities.  The Funds accept responsibility for, and acknowledges each Fund exercises its own independent judgment in, its selection of the Data, its selection of the use or intended use of such, and any results obtained.  Nothing contained herein shall be deemed to be a waiver of any rights existing under applicable law for the protection of investors.

USBGFS shall indemnify and hold each Fund harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys' fees) that a Fund may sustain or incur or that may be asserted against the Fund by any person arising out of any action taken or omitted to be taken by USBGFS as a result of USBGFS’ refusal or failure to comply with the terms of this Agreement, or from USBGFS’ bad faith, negligence, fraud or willful misconduct in the performance, of its duties under this Agreement.  This indemnity shall be a continuing obligation of USBGFS, its successors and assigns, notwithstanding the termination of this Agreement.  As used in this paragraph, the term “Fund” shall include the Fund’s directors, officers, agents and employees.

In the event of a mechanical breakdown or failure of communication or power supplies beyond its reasonable control, USBGFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues.  USBGFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown or failure at the expense of USBGFS.  USBGFS agrees that it shall, at all times, have reasonable business continuity and disaster contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available.  Representatives of the Fund shall be entitled to inspect USBGFS’ premises and operating capabilities at any time during regular business hours of USBGFS, upon reasonable notice to USBGFS.  Moreover, USBGFS shall promptly provide the Fund, at such times as the Fund may reasonably require, copies of reports rendered by independent accountants on the internal controls and procedures of USBGFS relating to the services provided by USBGFS under this Agreement.

Notwithstanding the above, USBGFS reserves the right to reprocess and correct administrative errors at its own expense; provided that USBGFS shall provide prompt written notice to the Fund, as applicable, of any such action.

In no case shall either party be liable to the other for (i) any special, indirect or consequential damages, loss of profits or goodwill (even if advised of the possibility of such); or (ii) any delay by reason of circumstances beyond its control, including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, riots, or failure beyond its control of transportation or power supply.

B.               In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification.  The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification.  In the event that the indemnitor so elects, it will so notify             the indemnitee in writing and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section.  The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent.

C.              The indemnity and defense provisions set forth in this Section 9 shall indefinitely survive the termination and/or assignment of this Agreement, provided that a Fund’s continuing obligation to indemnify USBGFS after the termination of this Agreement shall relate solely to those claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) sustained in connection with USBGFS’ provision of services to that Fund pursuant to this Agreement.

D.              If USBGFS is acting in another capacity for the Fund pursuant to a separate agreement, nothing herein shall be deemed to relieve USBGFS of any of its obligations in such other capacity.

10.            Notification of Error

The Fund will notify USBGFS of any discrepancy between USBGFS and the Fund, including, but not limited to, failing to account for a security position in the Fund’s portfolio, upon the later to occur of: (i) three business days after receipt of any reports rendered by USBGFS to the Fund; (ii) three business days after discovery of any error or omission not covered in the balancing or control procedure; or (iii) three business days after receiving notice from any shareholder regarding any such discrepancy.

11.            Data Necessary to Perform Services

The Fund or its agent shall furnish to USBGFS the data necessary to perform the services described herein at such times and in such form as mutually agreed upon.

12.            Proprietary and Confidential Information

A.              USBGFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of each Fund, all records and other information relative to such Fund and prior, present, or potential shareholders of the Fund (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the applicable Fund, which approval shall not be unreasonably withheld and may not be withheld where USBGFS may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities, or (iii) when so requested by the Fund in writing.  Records and other information which have become known to the public through no wrongful act of USBGFS or any of             its employees, agents or representatives, and information that was already in the possession of USBGFS prior to receipt thereof from the Fund or its agents shall not be subject to this paragraph.

Further, USBGFS will adhere to the privacy policies adopted by the Fund pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time.  In this regard, USBGFS shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to each Fund and its shareholders.

B.               Each Fund agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of USBGFS, all non-public information relative to USBGFS (including, without limitation, the Data and information regarding USBGFS’ pricing, products, services, customers, suppliers, financial statements, processes, know-how, trade secrets, market opportunities, past, present or future research, development or business plans, affairs, operations, systems, computer software in source code and object code form, documentation, techniques, procedures, designs, drawings, specifications, schematics, processes and/or intellectual property), and not to use such information for any purpose other than in connection with the services provided under this Agreement, except (i) after prior notification to and approval in writing by USBGFS, which approval shall not be unreasonably withheld and may not be withheld where such Fund may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities, or (iii) when so requested by the USBGFS in writing.  Information which has become known to the public through no wrongful act of each Fund or any of its employees, agents or representatives, and information that was already in the possession of such Fund prior to receipt thereof from USBGFS, shall not be subject to this paragraph.

C.              Notwithstanding anything herein to the contrary, (i) the Fund shall be permitted to disclose the identity of USBGFS as a service provider, redacted copies of this Agreement, and such other information as may be required in the Fund’s registration or offering documents, or as may otherwise be required by applicable law, rule, or regulation, and (ii) USBGFS shall be permitted to include the name of each Fund in lists of representative clients in due diligence questionnaires, RFP responses, presentations, and other marketing and promotional purposes.

13.             Records

USBGFS shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Fund, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder.  USBGFS agrees that all such records prepared or maintained by USBGFS relating to the services to be performed by USBGFS hereunder are the property of the Fund and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Fund or its designee on and in accordance with its request, provided, however, that USBGFS may retain such copies of such records in such form as may be required to comply with any applicable law, rule, regulation, or order of any governmental, regulatory, or judicial authority of competent jurisdiction.  Notwithstanding anything in this Agreement to the contrary, the Fund acknowledges and agrees that if the Fund elects to use an FTP or other electronic transmission method to communicate trade instructions to USBGFS the Fund shall be responsible for maintaining the Fund’s records as they relate to the Fund’s review and approval of individuals authorized to place trading instructions as described in Rule 31a-1(b)(10) promulgated under the 1940 Act.

14.            Compliance with Laws

A.               Each Fund has and retains primary responsibility for all compliance matters relating to such Fund, including but not limited to compliance with the 1940 Act, the Code, the SOX Act, the USA PATRIOT Act of 2001 and the policies and limitations of the Fund relating to its portfolio investments as set forth in its current prospectus and statement of additional information (or similar disclosure documents) included in its registration statement on Form N-1A filed with the SEC.  USBGFS’ services hereunder shall not relieve such Fund of its responsibilities for assuring such compliance or the Board of Directors’ oversight responsibility with respect thereto.

B.               The Fund shall promptly notify USBGFS if the investment strategy of any Fund materially changes or deviates from the investment strategy disclosed in the current prospectus, or if it (or any Fund) becomes subject to any new law, rule, regulation, or order of a governmental or judicial authority of competent jurisdiction that materially impacts the operations of the Fund or the services provided under this Agreement.

15.            Term of Agreement; Amendment

A.              This Agreement shall become effective as of the last date written on the signature page and will continue in effect for a period of three (3) years (the “Initial Term”).  Following the Initial Term, this Agreement shall automatically renew for successive one (1) year terms unless either party provides written notice at least 90 days prior to the end of the then current term that it will not be renewing the Agreement.

B.              Subject to Section 16  , this Agreement may be terminated by either party (in whole or with respect to one or more Funds) upon giving 90 days’ prior written notice to the other party or such shorter notice period as is mutually agreed upon by the parties.

C.               USBGFS may terminate this Agreement immediately (in whole or with respect to one or more Funds) if the continued service of such Funds would cause USBGFS             or any of its affiliates to be in violation of any applicable law, rule, regulation, or order of any governmental, regulatory or judicial authority of competent jurisdiction, or if the Funds (or any affiliate thereof) commits any act, or becomes involved in any situation or occurrence, tending to bring itself into public disrepute, contempt, scandal, or ridicule, or such that the continued association with the Funds would reflect unfavorably upon USBGFS’ reputation, provided that in such event USBGFS shall, to the extent it is legally permitted and able to do so, provide reasonable assistance to transition such Funds to a successor service provider.  In addition, each Fund may, at any time, immediately terminate this Agreement in the event of the appointment of a conservator or receiver for USBGFS, or any of its affiliates, by an appropriate regulatory agency or court of competent jurisdiction.

D.              This Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party.

E.               This Agreement may not be amended or modified in any manner except by written agreement executed by USBGFS and the Fund, and authorized or approved by the Fund’s Board of Directors.

16.            Early Termination

In the absence of any termination resulting from a material breach of this Agreement or any immediate termination by a Fund in accordance with Section 15.C. above, should such Fund elect to terminate this Agreement prior to the end of the Initial Term, such Fund agrees to pay the following fees with respect to each Fund subject to the termination:

a.      all monthly fees through the remaining term of the Agreement, including the repayment of any negotiated discounts (provided that no such fees shall be paid with respect to any Fund following the liquidation of such Fund);

b.     all fees associated with converting services to successor service provider;

c.      all fees associated with any record retention and/or tax reporting obligations that may not be eliminated due to the conversion to a successor service provider;

d.     all miscellaneous costs associated with a. to c. above.

Notwithstanding the foregoing, this Section 16 shall not apply to any termination of this Agreement (a) with respect to a Fund that is (i) liquidated or (ii) merged into, or subject to an asset acquisition by, another registered investment company where the Fund is not the survivor of such transaction; or (b) as a result of, or in connection with, a change in control of a Fund’s investment adviser.

17.            Duties in the Event of Termination

In the event that, in connection with termination, a successor to any of USBGFS’ duties or responsibilities hereunder is designated by the Fund by written notice to USBGFS, USBGFS will promptly, upon such termination and at the expense of the Fund, transfer to such successor all relevant books, records, correspondence and other data established or maintained by USBGFS under this Agreement in a form reasonably acceptable to the Fund (if such form differs from the form in which USBGFS has maintained the same, the Fund shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from USBGFS’ personnel in the establishment of books, records and other data by such successor.  If no such successor is designated, then such books, records and other data shall be returned to the Fund.  The Fund shall also pay any fees associated with record retention and/or tax reporting obligations that USBGFS is obligated under applicable law, regulation, or rule to continue following the termination, but only for so long as USBGFS is legally obligated to retain such records or provide such tax reporting. Notwithstanding the foregoing, in the event that USBGFS terminates this Agreement other than due to the Fund’s breach of the Agreement, the transfer to the successor shall be at the expense of USBGFS.

18.       Assignment

This Agreement shall extend to and be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by any Fund without the written consent of USBGFS, or by USBGFS without the written consent of such Fund accompanied by the authorization or approval of such Fund’s Board of Directors.

19.       Governing Law; Venue

This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin, without regard to conflicts of law principles.  To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the SEC thereunder.  All disputes, controversies, claims, actions, proceedings and counterclaims arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, shall be commenced, tried, and litigated exclusively in the Circuit Court for the County of Milwaukee, State of Wisconsin and its appellate courts, or the United States District Court for the Eastern District of Wisconsin and its appellate courts. Each party hereby waives its right, if any, to bring any dispute, controversy, claim, action, proceeding or counterclaims arising out of or relating to this Agreement before any other court or tribunal.

20.       No Agency Relationship

Nothing herein contained shall be deemed to authorize or empower either party to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.

21.       Services Not Exclusive

Nothing in this Agreement shall limit or restrict USBGFS from providing services to other parties that are similar or identical to some or all of the services provided hereunder.

22.       Invalidity

Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

23.       Notices

Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below (or to such other address for such party as such party may have substituted by notice pursuant to this Section):

Notice to USBGFS shall be sent to:

            U.S. Bank Global Fund Services, LLC

            615 East Michigan Street

            Milwaukee, WI  53202

            Attn:  President

and notice to a Fund, as applicable, shall be sent to:

Nicholas Company, Inc.

                                     411 East Wisconsin Avenue

                                     Suite 2100

                                     Milwaukee, WI 53202

Attn:  Chief Financial Officer

24.       No Third Party Rights

Nothing expressed or referred to in this Agreement will be construed to give any third party (including, without limitation, shareholders of any Fund) any legal or equitable right, remedy or claim under or with respect to this Agreement other than the limited third-party rights of the Data Providers as described on Exhibit C.

25.       Multiple Originals

This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

[SIGNATURES ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date last written below.

NICHOLAS FUND, INC.                                        U.S. BANCORP FUND SERVICES, LLC

By: /s/Jennifer R. Kloehn                                            By: /s/Anita Zagrodnik

Name: Jennifer R. Kloehn                                           Name: Anita Zagrodnik

Title: Senior Vice President                                       Title:  Senior Vice President

Date: March 31, 2022                                                  Date: April 1, 2022

NICHOLAS II, INC.                                                NICHOLAS LIMITED EDITION, INC.

By: /s/Jennifer R. Kloehn                                            By:_ /s/Jennifer R. Kloehn

Name: Jennifer R. Kloehn                                           Name: Jennifer R. Kloehn

Title: Senior Vice President                                        Title:  Senior Vice President

Date: March 31, 2022                                                  Date: March 31, 2022

NICHOLAS EQUITY INCOME FUND, INC.

By: /s/Jennifer R. Kloehn

Name: Jennifer R. Kloehn

Title: Senior Vice President

Date: March 31, 2022

Exhibit A to the Fund Accounting Servicing Agreement

Name of Funds

Nicholas II, Inc. – Class I

Nicholas II, Inc. – Class N

Nicholas Equity Income Fund, Inc.

Nicholas Limited Edition, Inc. – Class I

Nicholas Limited Edition, Inc. – Class N

Nicholas Fund, Inc.

Exhibit B to the Fund Accounting Servicing Agreement

FEES

Fund Accounting, Compliance Feeds & Tax Services Fee Schedule

Annual Fee Based on Average Net Assets per Fund Complex*

Average Net Asset (“ANA”) will be processed using previous business day accruals divided by the number of days in the given month.

[  ] basis points on the first $[  ] billion

[  ] basis points on the balance above $[  ] billion

Minimum Annual Fee: N/A

▪  Includes up to [  ] classes of shares, additional fee of $[  ] for each additional class above the first [  ]

Services Included in Annual Fee Per Fund

▪  On-line access to portfolio management and compliance information.

▪  Daily Performance Reporting – Daily pre- and post-tax fund and/or sub-adviser performance reporting.

▪  U.S. Bank Regulatory Administration data

▪  Core Tax Services – M-1 book-to-tax adjustments at fiscal and excise year-end, prepare tax footnotes in conjunction with fiscal year-end audit, Prepare Form 1120-RIC federal income tax return and relevant schedules, Prepare Form 8613 and relevant schedules, Prepare Form 1099-NEC Forms, Prepare Annual TDF FBAR (Foreign Bank Account Reporting) filing, Prepare state returns (Limited to two) and Capital Gain Dividend Estimates (Limited to two).

▪  Blue Sky – excluding State/Federal fees (The fees currently in place as of 10/31/21 will remain in place until Nicholas engages GFS to perform full Fund Administration services)

▪  Provide daily reporting of NAV to Nasdaq as well as other standard external sources

▪  Provide daily feed of NAV and other fund detail to update Nicholas Funds website

All schedules subject to change depending upon use of unique security types requiring special pricing or accounting arrangements.

Data Services

Pricing Services

▪  $[  ] – Domestic Equities, Options, ADRs, Foreign Equities, Futures, Forwards, Currency Rates, Total Return Swaps

▪  $[  ] – Domestic Corporates, Domestic Convertibles, Domestic Governments and Agency, Mortgage Backed, and Municipal Bonds

▪  $[  ] – CMOs, Money Market Instruments, Foreign Corporates, Foreign Convertibles, Foreign Governments, Foreign Agencies, Asset Backed, and High Yield Bonds

▪  $[  ] – Interest Rate Swaps, Foreign Currency Swaps

▪  $[  ] – Bank Loans

▪  $[  ] – Swaptions, Intraday money market funds pricing, up to [  ] times per day

▪  $[  ] – Credit Default Swaps

▪  $[  ] per Month Manual Security Pricing (>[  ]per day)

Note: Prices above are per security per fund per pricing day and are based on using U.S. Bank primary pricing service which may vary by security type and are subject to change. Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non-standard security type, such as CLOs and CDOs, which may result in additional fees.

Corporate Action Services

▪  $[  ] per Foreign Equity Security per Month

▪  $[  ] per Domestic Equity Security per Month

▪  $[  ] per CMOs, Asset Backed, Mortgage Backed Security per Month

Third Party Administrative Data Charges (descriptive data for each security)

▪  $[  ] per security per month for fund administrative data

Miscellaneous Expenses

All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred:

Fair Value Services, SWIFT processing, customized reporting, third-party data provider costs (including Bloomberg, S&P, Moody’s, Morningstar GICS, MSCI, Lipper, etc.), postage, stationery, programming, special reports, proxies, insurance, EDGAR/iXBRL filing, retention of records, federal and state regulatory filing fees, liquidity classification fees, third party auditing and legal expenses, tax e-filing, PFIC monitoring, conversion expenses (if necessary)

Additional Services

Additional services not included above shall be mutually agreed upon at the time of the service being added.  Additional regulatory administration (e.g., subsequent new fund launch), daily compliance testing, Section 18 compliance testing, Section 15(c) reporting, equity & fixed income attribution reporting, and additional services mutually agreed upon.

In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

* Subject to annual CPI increase – All Urban Consumers – U.S. City Average” index  (capped at [  ]%), provided that the CPI adjustment will not decrease the base fees (even if the cumulative CPI rate at any point in time is negative).

Fees are calculated pro rata and billed monthly.

CCO Support Fees:

$[  ] annually for the entire fund complex

Exhibit C to the Fund Accounting Servicing Agreement

REQUIRED PROVISIONS OF DATA SERVICE PROVIDERS

• The Fund shall use the Data solely for internal purposes and will not redistribute the Data in any form or manner to any third party, except as may otherwise be expressly agreed to by the Data Provider.

• The Fund will not use or permit anyone else to use the Data in connection with creating, managing, advising, writing, trading, marketing or promoting any securities or financial instruments or products, including, but not limited to, funds, synthetic or derivative securities (e.g., options, warrants, swaps, and futures), whether listed on an exchange or traded over the counter or on a private-placement basis or otherwise or to create any indices (custom or otherwise).

• The Fund shall will treat the Data as proprietary to the Data Provider.  Further, the Fund shall acknowledge that the Data Provider is the sole and exclusive owners of the Data and all trade secrets, copyrights, trademarks and other intellectual property rights in or to the Data.

• The Fund  will not (i) copy any component of the Data, (ii) alter, modify or adapt any component of the Data, including, but not limited to, translating, decompiling, disassembling, reverse engineering or creating derivative works, or (iii) make any component of the Data available to any other person or organization (including, without limitation, the Fund’s  present and future parents, subsidiaries or affiliates) directly or indirectly, for any of the foregoing or for any other use, including, without limitation, by loan, rental, service bureau, external time sharing or similar arrangement.

• The Fund shall reproduce on all permitted copies of the Data all copyright, proprietary rights and restrictive legends appearing on the Data.

• The Fund shall assume the entire risk of using the Data and shall agree to hold the Data Providers harmless from any claims that may arise in connection with any use of the Data by the Fund.

• The Fund acknowledges that the Data Providers may, in their sole and absolute discretion and at any time, terminate USBGFS’ right to receive and/or use the Data.

• The Fund acknowledges and agrees that the Data Providers are third party beneficiaries of the agreements between the Data Providers and USBGFS with respect to the provision of the Data, entitled to enforce all provisions of such agreement relating to the Data.

• THE DATA IS PROVIDED TO THE FUND ON AN "AS IS" BASIS.  USBGFS, ITS INFORMATION PROVIDERS, AND ANY OTHER THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA MAKE NO REPRESENTATION OR WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE DATA (OR THE RESULTS TO BE OBTAINED BY THE USE THEREOF).  USBGFS, ITS INFORMATION PROVIDERS AND ANY OTHER THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA EXPRESSLY DISCLAIM ANY AND ALL IMPLIED WARRANTIES OF ORIGINALITY, ACCURACY, COMPLETENESS, NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

•  IN NO EVENT SHALL DATA PROVIDERS INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA, BE LIABLE TO THE FUND, OR ANY OTHER THIRD PARTY, FOR ANY DIRECT OR INDIRECT DAMAGES, INCLUDING, WITHOUT LIMITATION, ANY LOST PROFITS, LOST SAVINGS OR OTHER INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT OR THE INABILITY OF THE FUND TO USE THE DATA, REGARDLESS OF THE FORM OF ACTION, EVEN IF ANY DATA PROVIDER INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA HAS BEEN ADVISED OF OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF SUCH DAMAGES.